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Exhibit 10(L)



         This AGREEMENT is made as of this 17th day of July, 2000, between Franklin Credit Management Corporation and Seth W. Cohen.

                                    RECITALS

                  a. FCMC is a Corporation organized under the laws of the State of Delaware.

                  b. FCMC desires to employ Employee, and Employee desires to accept employment from FCMC.

                  c. The partiees desire to record the arrangements made for such employment.

                                    AGREEMENT

                  IT IS, THEREFORE, AGREED:

         1. Definitions: For the purposes of this Agreement, the following capitalized terms shall have the following meanings:

         a.       FCMC or Company shall mean Franklin Credit Management Company.

         b.       Employee shall mean Seth W. Cohen.

         c. Competitor shall mean any person, company, firm or corporation which: (1) actually competes with the Company, its subsidiaries or affiliates; (2) is engaged in a business in which the Company, its subsidiaries or affiliates are also engaged; or (3) is engaged in a business which the Company, its subsidiaries or affiliates have at the date of Employee's termination of employment reasonably certain plans to enter within twelve months of the Employee's termination.

         d. Executive Bonus Pool shall mean that bonus pool established pursuant to Company policy, for each fiscal year, equal to ten (10%) percent of the after tax consolidated net earnings of the Company in excess of $500,000. The after tax net earnings shall be determined by the consolidated audited financial statements of the Company.

         2. Employment. Term Effective July 17, 2000, FCMC hereby employs Employee as the Chief Executive Officer ("CEO") of FCMC. The term of employment shall be for the period commencing July 17, 2000 and ending on the date the term of employment is terminated pursuant to Section 11 of this Agreement.

         a. Place of Employment. During the term of employment, Employee shall be based at the Company's principal executive offices, which shall be in New York City, subject to reasonable travel required in the performance of Employee's duties.
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         b.       Board Participation. The Company shall use its best efforts to cause Employee to be a member of its Board of Directors throughout the term of employment, and shall include Employee in the management slate for election during the term of employment as a director at every shareholders' meeting at which Employee's term as a director would otherwise expire.

         3. Duties and Authority. The responsibilities of the CEO shall include management, control, administration, and operation of the following aspects of the business and affairs of the Company and its subsidiaries:

         a. Employee's duties shall include those duties normally customarily associated with position of CEO. Without limitation, Employee shall be responsible for the general and active management of the affairs of the Company, including but not limited to the direct supervision and control over the Chief Operating Officer.

         b. Employee shall report directly to the Chairman of the Board of Directors. All employees of the Company, other than the Chairman of the Board, shall report directly or indirectly to the Employee. Notwithstanding the foregoing, to the extent the Chairman of the Board of Directors is also the President, Employee shall report to the President.

         c. Employee shall attend all meetings of the Board except when the Board requests otherwise.

         d. Employee shall submit to the Board of Directors from time to time such recommendations and information concerning any phase of Company policy or administration as may seem necessary to Employee to be the best interests of the Company.

         e. To oversee the development, implementation and regular updating of the Company's Strategic Plan as may be directed by the Board of the Directors.

         4. Compensation. FCMC shall pay to Employee the following compensation:

         a. Salary. Employee shall receive an annual salary, payable on a semimonthly basis as follows:

         i.       July 17, 2000 through June 30, 2001: $175,000,

         ii       July 1, 2001 through June 30, 2002: $225,000,

         iii. July 1, 2002 through the termination of this Agreement: An amount to be determined by mutual agreement of the Company and Employee, but not less than $225,000.


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         b.       Bonuses. In addition to the salary set forth above, Employee shall receive an annual bonus based on the net profits of FCMC. The annual bonus shall be determined as follows:

         i. In the event Employee is employed by the Company on July 1, 2001, Employee shall receive a bonus in an amount to be determined by the Board of Directors. However, in no event shall the bonus payable pursuant to subparagraph (b)(i) of this Paragraph be less than $25,000.

         ii. In the event Employee is employed by the Company on April 15 of any year after January 1, 2002, Employee shall receive a bonus equal to twenty five percent (25%) of the Executive Bonus Pool for the period of January 1 through December 31 of the immediately preceding calendar year. Such Bonus shall be payable on or about that April 15.

         c. Stock Options. As additional compensation for services provided under this agreement, employee shall receive options to purchase common stock of the Company as follows:

                   No. of        Date         Exercise      Date
                   Shares        Vested       Price         1st Exercisable
                   ------        ------       -----         ---------------
                   50,000        7/17/00      $35           7/17/00
                   50,000        7/1/01       $35           7/1/01
                   50,000        7/1/02       $.75          7/l/02

         Employee acknowledges that the stock to be issued by the Company in the event of the exercise of such options shall be restricted stock and limitations shall apply to Employee's ability to trade such stock. The options granted to Employee pursuant to this subparagraph shall be issued pursuant to the terms and conditions of the Company's existing Employee Stock Option Plan and such options shall be governed by the terms and conditions of the existing Employee Stock Option Plan.

         5. Vacation and other benefits. During each twelve-month period that Employee is employed by FCMC, Employee shall be entitled to three weeks (i.e., fifteen days) of paid vacation plus regular personal days and holidays in accordance with the policies of FCMC. Vacation days cannot be accrued or aggregated from one twelve-month period to the next. In addition, Employee shall be entitled to participate in all present and future benefit plans provided by FCMC to its other executive officers.

         6. Car Allowance. Throughout the term of employment, Employee shall receive a car allowance of $400 per month and a paid parking space in the vicinity of the Company's offices.

         7. Acknowledgments. FCMC is in the business of purchasing, servicing and disposing of residential mortgages and other secured financial assets, and related services in both the New York City metropolitan area and on a national basis. Employee acknowledges that:


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         a.       FCMC's services are highly specialized;

         b.       FCMC has a proprietary interest in its methods and processes;
                  and,

         c. Documents and other information regarding FCMC's methods, pricing and costs are highly confidential and constitute trade secrets.

         8. Trade secrets and confidential information. During the term of this Agreement, Employee may have access to, and become familiar with, various trade secrets and confidential information belonging to FCMC, its subsidiaries or affiliates. Employee acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by FCMC, its subsidiaries or affiliates. During the term of his employment and for thirty-six
(36) months after such employment terminates for any reason, regardless of whether termination is initiated by FCMC or Employee, Employee agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than Employer or persons expressly designated by Employer, unless Employee is compelled to disclose it by judicial process.

         9. Restrictive covenants.

         a. Full time Employment. During the period of his employment, Employee shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director, shareholder, or employee of any corporation, engage in or be concerned with any other paid employment, except:

         i. Subject to the provisions of subparagraph (b) of this Paragraph 9, Employee may engage in other business activities, including consulting services, service on boards of directors and personal business activities, so long as such activities do not require more than 10 hours of Employee's time per week during normal working hours or are performed outside of normal working hours; however, in no event shall such other business activities materially interfere with the performance of Employee's material duties under this Agreement; or

         ii. as otherwise authorized in writing by the Company and agreed to by the Employee.

         b.       Non-competition. Employee agrees that:

         i. During both the period of Employee's employment by the Company and the period in which Employee is entitled to receive periodic severance payments pursuant to Paragraph 12(b) of this Agreement, regardless of whether the termination was initiated by FCMC or Employee, Employee will not accept employment with, or act as a consultant, contractor, advisor, or in any other capacity for, a Competitor, or enter into competition with FCMC, its subsidiaries or affiliates, either by himself or through any entity owned or managed in whole or in part by the Employee, and Employee shall not make any preparations to compete with the Company.


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         ii.      During the term of this Agreement and for a period of nine (9)
                  months after termination Employee's employment by the Company for any reason, regardless of whether the termination is initiated by FCMC or Employee, Employee shall not solicit or make, or cause to make, any offer of employment to any employee of the Company, its subsidiaries or affiliates, for the purpose of inducing such employee to terminate his or her employment with the Company, or its subsidiaries or affiliates.

                  (1) Notwithstanding the foregoing subparagraph, following termination of Employee's employment, Employee may make an offer of employment to one or more "Exempt Employees" of the Company, its subsidiaries or affiliates. For the purpose of this subparagraph, an Exempt Employee shall include those employees of the Company, its subsidiaries or affiliates which:
                           (A) Employee played a substantial role in the hiring of the Exempt Employee by the Company, its subsidiary or affiliate; (B) as of the date of the offer of employment to the Exempt Employee, Employee has not accepted employment with, acted as a consultant, contractor, or in any other capacity worked for a Competitor; and, (C) the Exempt Employee is not offered employment by a Competitor.

         iii. For a period of twelve (12) months after termination of Employee's employment by the Company for any reason, regardless of whether the termination is initiated by the Company or Employee, or for a period of time equal to the length of Employee's employment with FCMC if such tenure is less than twelve (12) months, Employee will not; directly or indirectly, solicit any person, company, firm, or corporation from whom the Company purchased financial assets or to whom the Company sold assets originated by the Company during the term of Employee's employment. Employee agrees not to so solicit such customers on behalf of himself or any other person, firm, company, or corporation, if such solicitation is for the purchase or sale of the same or similar types of financial assets purchased or sold by the Company.

                  (1) Notwithstanding the foregoing, nothing in the foregoing subparagraph (iii) shall restrict or preclude Employee, or his then current employer, from purchasing financial assets as part of a competitive bidding process in which the Company has a full and fair opportunity to participate, so long as no confidential information belonging to the Company is used as part of the bidding process and the right to bid does not represent a corporate opportunity of the Company.

                  (2) Notwithstanding the foregoing, nothing in the foregoing subparagraph (iii) shall restrict or preclude Employee, or his then current employer, from selling financial assets to customers of the Company as part of a public sale of financial assets, so long as no confidential information belonging to the Company is used as part of the sale process and the sale of such financial assets not represent a corporate opportunity of the Company.

         c. The parties have attempted to limit Employee's right to compete only to the extent necessary to protect FCMC from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes the covenant is reasonable under the circumstances existing at that time.


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         d.       Employee further acknowledges that: (1) in the event his
                  employment with FCMC terminates for any reason, regardless of whether the termination is initiated by FCMC or Employee, he will be able to earn a livelihood without violating the foregoing restrictions; and (2) his ability to earn a livelihood without violating such restrictions is a material condition of his employment with FCMC.

         10. Remedies. Employee acknowledges that: (1) compliance with Paragraphs 8 and 9 herein is necessary to protect the FCMC' business and good will; (2) a breach of those Paragraphs will irreparably and continually damage FCMC; and (3) an award of money damages will not be adequate to remedy such harm. Consequently, Employee agrees that, in the event he breaches or threatens to breach any of these covenants, FCMC shall be entitled to both: (1) a prey or permanent injunction in order to prevent the continuation of such harm; and (2) money damages, insofar as they can be determined, including, without limitation, all reasonable costs and attorneys' fees incurred by the FCMC in enforcing the provisions of this Agreement if FCMC is successful in establishing Employee's breach of these covenants Nothing in this Agreement, however, shall prohibit FCMC from also pursuing any other remedy.

         11. Termination.

         a. Termination by Either Party. Either party may terminate Employee's employment "without cause" by giving thirty (30) days' written notice to the other.

         b. Termination by Company. Employee's employment may be terminated by the Company "for cause" if he:

                  (1) fails or refuses to perform each and all of his material assigned duties to comply with one or more policies of the Company;

                  (2)      breaches any of the material terms of this Agreement;
                           or

                  (3) commits any criminal, fraudulent or dishonest act related to his employment provided that cause shall not be deemed to exist under subsections (1) or (2) of this subparagraph unless the Employee has been given written notice describing in reasonable detail the alleged breaches and stating that such breaches are grounds for termination for good reason under this section, and the Employee fails to cure such breaches within 10 days.

         c. Termination by Employee. Employee shall have the right to terminate his employment for "good reason." For the purposes of this Agreement, good reason shall be limited to the following:

         i. The Company transfers the place of Employee's employment violation of Paragraph 2(a) of this agreement;

         ii.      Employee is removed as the CEO of the Company;


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         iii.     Employee is not elected as a member of the Board of Directors of the Company prior to December 31, 2000;

         iv. Employee is removed as a member of the Board of Directors during the term of his employment (however, good cause will not exist if the Employee is removed from the Board of Directors following notification by the Company to the Employee of the Company's intent to terminate the Employees employment); or,

         v. The Company's breaches any of the material terms of Paragraphs 3, 4, 5 or 6 of this Agreement; provided that good reason shall not be deemed to exist under subparagraphs (i) through
                  (v) unless the Company has been given written notice describing in reasonable detail the alleged breaches and stating that such breaches are grounds for termination for good reason under this section, and the Company fails to cure such breaches within 10 days.

         d. Termination Due to Incapacity. In the event Employee is unable to perform his material duties because of illness or disability for a continuous period of 120 days, the Company may terminate this Agreement without further notice.

         12. Severance.

         a. Conditions under which Severance is Paid. In the event the Company terminates Employee's employment without cause or for Employee's failure to perform assigned duties, the Employee shall receive the severance pay provided in subparagraph (b) of this Paragraph. Employee shall also be entitled to the severance provided for in subparagraph (b) of this Paragraph if the Employee terminates his employment for good reason.

         b. Amount of Severance. To the extent severance is payable to Employee pursuant to subparagraph (a) of this Agreement, Employee shall be entitled to receive the severance payments provided for in subparts (i) and (ii) of this subparagraph;

         i. Lump Sum Payment Employee shall be entitled to receive payment in a lump sum within ten days after termination of employment in an amount equal to the sum of (1) a payment of base salary in respect of all accrued and unused vacation, and (2) if Employee's employment is terminated after July 1, 2001 and if such termination occurs prior to the payment of the bonus otherwise payable on July 1, 2001 as provided in Paragraph 4(b)(i), an amount equal to $25,000. If such termination occurs after the end of any calendar year and before the payment date of the bonus in respect of that year as provided in Section 4(b)(ii), an amount equal to the bonus for such calendar year calculated as provided in Section 4(b) shall be paid to Employee on April 15 of the year of termination.

         ii. Employee shall be entitled to receive an amount equal to his base salary and car allowance for the periods set forth below after such termination. In addition, if Employee is enrolled in and covered by a medical insurance plan offered by the Company on the date of termination of


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                  employment, Employee shall be entitled, at his election, to receive either (x) continued health benefits for the periods set forth below, or (y) an amount equal to the medical insurance premiums paid by the Company on behalf of the Employee for the periods set forth below.

                  (1) If the termination of Employment is effective prior to January 1, 2001: 2 months.

                  (2) If the termination of Employment is effective on or after January 1, 2001 but prior to July 1, 2001: 4 months.

                  (3) If the termination of Employment is effective on or after July 1, 2001: 6 months.

                  Such payments shall be made semimonthly for the periods specified above.

         c. Effect of Severance Payments. The severance payments set forth in this Paragraph are payments made as liquidated damages and not as a penalty. In the event Employee's employment is terminated and Employee is not entitled to severance in accordance with subparagraph (a) of this Paragraph, Employee shall be entitled to no further compensation or payments from the Company.

         13. Effect of Termination. Notwithstanding any other provision of this Agreement, in the event Employee's employment is terminated pursuant to Paragraph 11 of this Agreement or otherwise: (1) all stock options held by Employee not exercised by the effective date of such termination shall expire in accordance with the terms of the Employee Stock Option Plan maintained by the Company pursuant to which such options were issued and (2) except as provided in Paragraph 12, Employee's right to any bonuses and the Company's obligation to pay such bonuses which are not paid as of the effective date of the termination of Employee's employment shall terminate.

         14. Return of the Company property. On termination of employment, the Executive shall return to the Company all keys, correspondence, contracts, reports, price lists, manuals, forms, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash and all documents of any form relating to the Company's or its subsidiaries' or affiliates' business in his possession or control.

         15. Any notice required to be given hereunder shall be in writing sent by registered mail, return receipt requested, to FCMC at No. 6 Harrison Street, Fifth Floor, New York, New York 10016, Attention Thomas J. Axon, and to Employee at 760 West End Avenue, Apt 7A, New York, New York (with a copy to Martin L. Edelman, Paul Hastings Janofsky & Walker, LLP, 75 East 55th Street, New York, New York 10022) or to such changed address as the parties may designate by like notice. The effective date of such notice shall be its mailing date.

         16. Entire Agreement. Except for the provisions of paragraph 13, this Agreement supersedes all agreements previously made by the parties relating to its subject matter. There are no other understandings or agreements between the parties.


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         17. No violation or default. The Employee hereby represents and warrants that the execution of this Agreement by him will not violate the provisions of or constitute a default under any other Agreement or arrangement to which the Employee is party or otherwise bound.

         18. Indemnification. The Company shall indemnify Employee under the terms and conditions of the existing agreement between the Company and its other Officers and Directors.

         19. Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise under it, shall constitute a waiver of that or any other right.

         20. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         21. Governing law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

         22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         23. Binding effect. The provisions of this Agent shall be binding upon and inure to the benefits of each of the parties and their respective successors and assigns.

         24. Legal Fees. The Company shall reimburse Employee an amount equal to fifty (50%) percent of the reasonable legal fees and expenses of counsel for the Employee paid by Employee in the negotiation and preparation of this Agreement.

         In witness whereof, the parties hereto have signed this Agreement.



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Dated August   , 2000.
            ---



                               ______________________________________
                               Seth W. Cohen

                               Franklin Credit Management Corporation




                               ______________________________________
                               By: Thomas Axon
                               President



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